                                                                    Exhibit 12.1


                            AMF Group Holdings Inc.
               Computation of Ratio of Earnings to Fixed Charges
                           (in millions of dollars)

                                                         |                          Year ended December 31,
                                                         |-----------------------------------------------------------------------
                                         Predecessor     |    Pro Forma
                                           Company       |    AMF Group
                                         Four Months     |  Holdings Inc.                  AMF Group Holdings Inc.
                                            Ended        |-----------------   ---------------------------------------------------
                                        April 30, 1996   |     1996(a)        1996(b)     1997       1998       1999       2000
                                        --------------   |     -------        -------     ----       ----       ----       ----
Pre-tax income (loss) from                               |
continuing operations                   $        (13.6)  |     $ (30.4)       $ (28.0)   $ (43.6)   $ (91.3)   $(154.8)   $(178.7)
                                                         |
Fixed charges:                                           |
  Interest expense                                 4.5   |       106.2           78.0      118.4      101.9      111.2      121.5
                                                         |
  Amortization of debt issue costs                       |
  on all indebtedness                                -   |         4.5            3.3        4.9        3.1        2.2        2.2
                                                         |
  Rentals - 33%                                    2.5   |         7.0            4.5        8.0       10.3       10.9       11.3
                                        --------------   |     -------        -------    -------    -------    -------    -------
  Total fixed charges                              7.0   |       117.7           85.8      131.3      115.3      124.3      135.0
                                        --------------   |     -------        -------    -------    -------    -------    -------
  Earnings before income taxes                           |
  and fixed charges                     $         (6.6)  |     $  87.3        $  57.8    $  87.7    $  24.0    $ (30.5)   $ (43.7)
                                        ==============   |     =======        =======    =======    =======    =======    =======
  Ratio of earnings to fixed charges              (0.9)  |         0.7            0.7        0.7        0.2       (0.2)      (0.3)
                                        ==============   |     =======        =======    =======    =======    =======    =======
  Deficiency of earnings to fixed                        |
  charges                               $        (13.6)  |     $ (30.4)       $ (28.0)   $ (43.6)   $ (91.3)   $(154.8)   $(178.7)
                                        ==============   |     =======        =======    =======    =======    =======    =======

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     (a)  Represents results of operations from January 1, 1996 through December
          31, 1996 on a pro forma basis.
     (b) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes the results of operations of the acquired business from May 1, 1996 through December 31, 1996.